Exhibit 10.3

GENERATIONS BANK

AMENDED AND RESTATED

DIRECTORS RETIREMENT PLAN

Generations Bank hereby adopts this Generations Bank Amended and Restated Directors Retirement Plan (the “Plan”), originally adopted effective January 1, 2012, for the benefit of its non-employee members of the Board of Directors of Generations Bank.

This Plan is an unfunded arrangement maintained for the purpose of providing deferred compensation and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Article 1 - Definitions

1.1          Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2          Administrator

The individual acting as chief financial officer of the Bank or such other individual as may be appointed by the Bank. The Administrator shall serve as the agent for the Bank with respect to the Trust.

1.3          Bank

Generations Bank and its affiliates or subsidiaries.

1.4          Bank Supplemental Contribution

A contribution made by the Bank that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.4 hereof.

1.5          Board

The Board of Directors of the Bank.

1.6          Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Bank (which, for purpose of this Section 1.6, Bank shall mean Generations Bank but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a)            the date that any one person or persons acting as a group acquires ownership of Bank stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Bank;

(b)            the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Bank;

(c)            the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition; or

(d)            the date that a majority of members of the Bank’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

(e)            Notwithstanding anything herein to the contrary, a minority stock offering or mutual to stock conversion of the Bank’s mid-tier mutual holding company to fully converted stock holding company shall not be considered a “Change in Control” of the Bank or the mid-tier mutual holding company.

1.7          Change-in-Control Contribution

A contribution made by the Bank that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.5 hereof.

1.8          Code

The Internal Revenue Code of 1986, as amended.

1.9          Compensation

The Participant’s Directors’ fees including but not limited to annual retainers and meeting fees and other remuneration from the Bank as may be included by the Administrator.

1.10        Deferrals

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.11        Deferral Election

The separate agreement, submitted to the Administrator, by which an Eligible Director agrees to participate in the Plan and make Deferrals thereto.

1.12        Disability

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Directors of the Participant’s Bank; or (iii) determined to be totally disabled by the Social Security Administration.

1.13        Effective Date

The Plan, originally adopted effective January 1, 2012, is hereby amended and restated effective July 29, 2019.

1.14        Eligible Director

A Director shall be considered an Eligible Director if such Director is a member of the Board and is listed as eligible on Exhibit A.

1.15        Investment Fund

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.16        Participant

An Eligible Director who is a Participant as provided in Article 2.

1.17        Plan Year

The Plan Year is January 1 through December 31.

1.18        Separation from Service

A Participant shall incur a Separation from Service if the Participant incurs a separation from the Bank in such a manner as to constitute a “separation from service” as defined under Code section 409A.

1.19        Service Recipient

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Bank.

1.20        Trust

The agreement between the Bank and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.21        Trustee

First County Bank, or such other successor, that shall become trustee at the discretion of the Bank. The Trustee may not be changed after the date of a Change-in-Control.

Article 2 - Participation

2.1          Commencement of Participation

Each Eligible Director shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which a Bank Supplemental or Bank Discretionary Contribution is first credited to his or her Account which is listed for Eligible Directors on Exhibit A.

2.2           Loss of Eligible Director Status

A Participant who is no longer an Eligible Director shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Director. Amounts credited to the Account of a Participant who is no longer an Eligible Director shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1           Deferral Elections - General

The Administrator, in its sole and absolute discretion, shall determine on a Plan Year to Plan Year basis, whether a Deferral Election may be submitted by a Participant. A Participant's Deferral Election submission in one Plan Year shall not require the Administrator to provide for the submission of a Deferral Election in any other Plan Year. In the event the Administrator provides for the submission of a Deferral Election by a Participant, such Deferral Election will allow a Participant to elect to defer a portion of his or her Compensation subject to the restrictions as provided for within the Plan, as contained herein. A Deferral Election for a Plan Year is irrevocable for that applicable Plan Year. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Bank in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Bank as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, and (ii) the form of the distribution.

3.2           Time of Election

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a)            A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the calendar year.

(b)            Notwithstanding the foregoing and in the discretion of the Bank, in a year in which an Director is first eligible to participate, and provided that such Director is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Director is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

3.3          Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a)            Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator.

(b)            The maximum amount that may be deferred each Plan Year is one-hundred percent (100%) of the Participant’s Compensation.

3.4          Bank Supplemental Contribution

The Bank shall make a Bank Supplemental Contribution to the Account of some or all of the Participants. The amount of the Bank Supplemental Contribution shall be determined by the Bank based on the amounts stated on the attached Exhibit B. Such Bank Supplemental Contribution shall be credited to the Participant’s Account.

3.5          Change-in-Control Contribution

Upon a Change-in-Control, the Bank shall make a Change-in-Control Contribution to the Plan in an amount equal to the present value of any remaining Bank Supplemental Contribution stated on Exhibit B that have not yet been made to the Plan. The discount rate for the present value calculation shall be determined by using an interest rate equal to 120% of the applicable federal rate, determined under Code Section 1274(d) and compounded semiannually, for the month in which a Change-in-Control occurs.

3.6          Crediting of Contribution

The Bank Supplemental Contribution shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Bank shall determine but no less frequently than annually. The Change-in-Control Contribution shall be credited to a Participant’s Account no later than the date of the Change-in-Control.

Article 4 - Vesting

4.1          Vesting of Deferrals

Each Participant is one-hundred percent (100%) vested in all amounts credited to his or her Account, including amounts attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2          Vesting of Bank Supplemental Contributions

Each Participant is one-hundred percent (100%) vested in all amounts credited to his or her Account, including amounts attributable to Bank Supplemental Contributions.

4.3         [Reserved]

4.4         [Reserved]

4.5         [Reserved]

Article 5 - Accounts

5.1          Accounts

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. Each Participant’s Account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

5.2          Investments, Gains and Losses

(a)            A Participant may direct that his or her Account be valued as if they were invested in one or more Investment Funds as selected by the Bank in multiples of one percent (1%). The Bank may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b)            The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Bank Supplemental Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c)            A Participant may change his or her selection of Investment Funds no more than four (4) times each Plan Year with respect to his or her Account by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d)            Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her Account shall be deemed invested, the Bank shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Bank’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1          Distributions upon Separation from Service

Upon the Participant’s Separation from Service, the Participant’s vested Account shall be distributed as soon as administratively feasible but no later than thirty (30) days following the Participant’s Separation from Service. Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.2 below, over a period of up to ten (10) years as elected by the Participant at the time of his or her initial eligibility. If the Participant fails to properly designate the form of the distribution, the Account shall be paid in ten (10) annual installments. A distribution will be delayed by six months and one day only if required by Code Section 409A and the regulations thereunder.

6.2          Substantially Equal Annual Installments

(a)            The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.2 shall be made as soon as administratively feasible but no later than thirty (30) days following the anniversary of the distribution event.

(b)            For purposes of the Plan and pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount shall be considered a single payment.

6.3          Distributions due to Disability

Upon a Participant’s Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum as soon as administratively feasible but no later than sixty (60) days following the date of Disability.

6.4          Distributions upon Death

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than thirty (30) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.5          Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Bank, (ii) an election to further defer a distribution must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Bank at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Once an Account begins distribution, no such changes to distributions shall be permitted.

6.6          Separation from Service for Cause

Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant shall only receive the return of his or her Deferrals including the Participant’s share of any earnings or losses credited on those Deferrals pursuant to Section 5.2. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account amounts relating to Bank Supplemental Contributions and including the Participant’s share of any earnings or losses credited on the foregoing pursuant to Section 5.2, above, shall be forfeited back to the Bank. For purposes of this Plan, “Cause” shall mean (i) engaging in willful or grossly negligent misconduct that is materially injurious to the Bank and/or affiliate, (ii) embezzlement or misappropriation of funds or property of the Bank and/or affiliate, (iii) conviction of a felony (other than a traffic offense) or the entrance of a plea of guilty or nolo contendere to a felony, (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime, or (v) failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant.

6.7          Distributions upon a Change-in-Control

Notwithstanding any distribution election to the contrary, if a Change-in-Control as defined in Section 1.6 occurs, then the remaining amount of the Participant’s Account shall be paid to the Participant or his or her beneficiary in a single lump-sum payment as of the date of the Change-in-Control.

Article 7 - Beneficiaries

7.1          Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, or if no surviving spouse to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2          Lost Beneficiary

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1          Prohibition against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Bank, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Bank itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank. The Bank or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2          Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Bank may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant and Bank Supplemental Contributions.

8.3          Withholding of Director Compensation

The Administrator is authorized to make any and all necessary arrangements with the Bank in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 - General Provisions

9.1          Administrator

(a)            The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Bank it deems necessary to determine whether the Bank would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)            The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)            The Administrator shall be indemnified and saved harmless by the Bank from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Bank fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

9.2          No Assignment

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

9.3          Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Bank to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Bank, the Administrator and the Trustee.

9.4          Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Bank, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

9.5          Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Bank or the Plan, shall be paid by the Bank.

9.6          Insolvency

Should the Bank be considered insolvent (as defined by the Trust), the Bank, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Directors of the Bank or their beneficiaries and shall hold any and all assets attributable to the Bank for the benefit of the general creditors of the Bank.

9.7          Amendment or Modification

The Bank may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder. The Plan may not be amended or modified after the date of a Change-in-Control except to comply with applicable law and Code Section 409A.

9.8          Plan Termination

The Bank further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder:

(a)            The Bank, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Bank for any affected Participant and no other similar arrangements are adopted by the Bank for any affected Participant within a three (3) year period from the date of termination; or

(b)            The Bank may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

9.9          Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

9.10        Governing Law

This Plan shall be governed by, construed and administered in accordance with Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of New York, other than its laws respecting choice of law.

9.11        Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. The Plan will be operated and administered in accordance with Code Section 409A and the regulations thereunder notwithstanding anything in the Plan to the contrary.

9.12        Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

9.13        Terms

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, Generations Bank has caused this instrument to be executed by its duly authorized officer, effective as of this 29th day of July, 2019.

Generations Bank

By:	/s/ Menzo D. Case

Title: President & CEO

Exhibit A — Eligible Directors

Name	Date of Eligibility
Dr. Herbert R. Holden	January 1, 2012
Bradford M. Jones	January 1, 2012
Robert E. Kernan, Jr.	January 1, 2012
Gerald Macaluso	January 1, 2012
Dr. Frank Nicchi	January 1, 2012
August P. Sinicropi	January 1, 2012
Vincent P. Sinicropi	January 1, 2012
David Swenson	January 1, 2012
Dr. Jose Acevedo	January 1, 2017
Cynthia Aikman	January 1, 2018

Exhibit B — Contributions

The amount of the Bank Supplemental Contribution for each Participant is stated below. This Bank Supplemental Contribution shall be made each year beginning the date shown in Exhibit A for each Participant and end in the calendar year in which the Participant attains age seventy-five (75) as set forth below, assuming the Participant has not had a Separation from Service with the Bank.

Name	Annual Contribution	Year of Final Contribution
Bradford M Jones	$3,038.41	2026
Gerald Macaluso	$2,874.17	2026
Dr. Frank Nicchi	$2,874.17	2026
August P. Sinicropi	$2,780.44	2022
Vincent P. Sinicropi	$3,787.38	2029
David Swenson	$2,687.58	2020
Dr. Jose Acevedo	$3,952.62	2038
Cynthia Aikman	$4,026.93	2037

Eligible Directors, as shown on Exhibit A, who are not a member of the Board as of the January 1, 2018, are excluded from Exhibit B.